Exhibit 16.1
September 30, 2008
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Dear Ladies and Gentlemen:
On September 25, 2008, we provided notice of our resignation as the independent registered public accounting firm for Quest Resource Corporation (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated October 1, 2008 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.
Sincerely,
Eide Bailly LLP
Minneapolis, Minnesota